EXHIBIT 99.1

TARP CERTIFICATIONS

“I, Aurelio Alemán, certify, based on my knowledge, that:

(i) The Compensation & Benefits Committee (the “Compensation Committee”) of First BanCorp. has discussed, reviewed, and evaluated with senior risk officers, at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to First BanCorp.;

(ii) The Compensation Committee of First BanCorp. has identified and limited, during any part of the most recently completed fiscal year that was a TARP period the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First BanCorp. and identified any features in the employee compensation plans that pose risks to First BanCorp. and limited those features to ensure that First BanCorp. is not unnecessarily exposed to risks;

(iii) The Compensation Committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period the terms of each employee compensation plan and identified the features in the plan that could encourage the manipulation of reported earnings of First BanCorp. to enhance the compensation of an employee and has limited these features that would encourage the manipulation of reported earnings of First BanCorp.;

(iv) The Compensation Committee of First BanCorp. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The Compensation Committee of First BanCorp. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First BanCorp.;

(B)	Employee compensation plans that unnecessarily expose First BanCorp. to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of First BanCorp. to enhance the compensation of an employee;

(vi) First BanCorp. has required that bonus payments, to SEOs or any of the next twenty next most highly compensated employees, as defined in the regulations and guidance under section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”) (“bonus payments”), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) First BanCorp. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) First BanCorp. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix) First BanCorp. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period, and that any expenses requiring approval of the Board of Directors, a committee of the Board of Directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) First BanCorp. will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi) First BanCorp. will disclose the amount, nature, and justification for the offering during any part of the most recently completed fiscal year that was a TARP period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

(xii) First BanCorp. will disclose whether First BanCorp., the Board of Directors of First BanCorp., or the Compensation Committee of First BanCorp. has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) First BanCorp. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) First BanCorp. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between First BanCorp. and Treasury, including any amendments;

(xv) First BanCorp. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Dated: March 17, 2014	By:	/s/ Aurelio Alemán
Aurelio Alemán
President and Chief Executive Officer